Exhibit 99.1

EVmo Enters Into Letter of Intent to Merge with micromobility.com Inc.

LOS ANGELES, June 7, 2023 (GLOBE NEWSWIRE) — EVmo, Inc. (OTC: YAYO), a leading provider of vehicles to the rideshare and delivery gig economy industry, today announced it has signed a Letter of Intent (LOI) regarding a merger with micromobility.com Inc. (NASDAQ: MCOM), a pioneering global micromobility ecosystem. The merger is intended to strengthen each company’s market position and accelerate growth.

Stephen Sanchez, CEO of EVmo, commented “The combined company will be in a strong position in the rapidly growing rideshare and mobility industry. As discussed on our year-end and 1Q23 conference calls, the notification of default from our lender, EICF Agent LLC, has resulted in a number of challenges for EVmo, most notably a severe constraint on our operating liquidity such that it is now threatening the viability of the business. After exploring and evaluating multiple options to address the notification from our lender, the leadership team and our Board of Directors view this merger as a strong path forward.”

The LOI outlines the general terms and conditions for a proposed merger, whereby EVMO would merge with a newly-formed subsidiary of micromobility.com and receive micromobility.com stock in a stock-for-stock exchange. It is expected that the current EVmo shareholders will receive a meaningful minority interest in the combined company. The parties agree to negotiate in good faith toward the execution of definitive transaction agreements, including a merger agreement setting forth the exchange ratio and the other terms and conditions of the transactions contemplated by the LOI, and a proxy statement/registration statement on Form S-4 registering with the SEC the shares to be issued as well as the solicitation of proxies for EVmo’s shareholders to approve the merger. The definitive agreements are expected to be entered into within 30 days after signing this LOI, with the merger occurring promptly following satisfaction of the conditions thereto (anticipated to be no later than 60 days after filing the Form S-4 with the SEC).

The proposed merger is subject to several conditions, including the negotiation and execution of the definitive agreements, approval of the board of directors of each party and the shareholders of EVmo, each party’s completion and satisfaction with the result of its due diligence investigations, approvals and agreements regarding indebtedness and other matters, absence of any material adverse change affecting either party, and receipt of SEC clearance regarding the Form S-4. The parties have agreed to certain limitations for a period of 30-60 days on negotiating with other parties concerning any transaction that would result in the issuance of more than 49% of the voting equity of such party.

About EVmo, Inc.

EVmo, Inc. bridges the gap between rideshare and “last mile” delivery drivers in need of suitable vehicles and the companies in the rideshare, delivery and logistics businesses that depend on attracting and keeping drivers. EVmo, Inc. is a leading provider of rental vehicles to drivers and delivery companies in this ever-expanding gig economy. The Company uniquely supports drivers in both the higher and lower economic categories with innovative policies and programs.

The Company provides an online rideshare vehicle booking platform to service the ridesharing and delivery gig economy which includes both our owned and maintained passenger and cargo delivery fleet and third-party fleets. We also provide fleet management services with our industry leading technology platform to fleet providers. EVmo provides cargo storage vans to the last-mile delivery and logistics industry.

The company provides SEC filings, investor events, press and earnings releases about our financial performance on the investor relations section of our website (www.evmo.com).

About micromobility.com Inc.

micromobility.com Inc., a disruptive leader in the micromobility sector, founded by Salvatore Palella in 2015, combines expertise in retail, shared services, and vehicle rentals to revolutionize urban transportation. With operations spanning across the US and Europe, the holding group encompasses shared micromobility solutions through Helbiz Inc., vehicle rentals via Wheels Labs Inc. and e-commerce and planned brick-and-mortar stores via the micromobility.com brand. Committed to providing eco-friendly, affordable solutions and enhancing global accessibility, micromobility.com Inc. sets the standard for professional excellence in the micromobility landscape. For more information, visit www.micromobility.com.

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this press release are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the company believes may affect the transaction described herein as well as its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “ intend,” “plan,” “believe,” “potential, “ “continue,” “is/are likely to” or other similar expressions. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the company cautions investors that actual results may differ materially from the anticipated results. Actual future events could differ materially due to various factors, including: failure to enter into definitive agreements regarding the transaction described herein, failure to satisfy conditions to closing under any such definitive agreement (including failure to obtain necessary or desired approvals from lenders and other third parties, failure to satisfy diligence requirements, occurrence of material adverse changes and failure to obtain shareholder or board approval) and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. There can be no assurance that any transaction will close or be successful.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release does not constitute a solicitation of proxies with respect to any securities.

Company Contact

Email: investors@evmo.com

For more investor information go to

www.Evmo.com